UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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ANNALY CAPITAL MANAGEMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2016
Annual Meeting of Stockholders
and Proxy Statement

May 26, 2016, at 9:00 a.m.
The Warwick Hotel
65 West 54th Street
New York, NY 10019

Dear Fellow Shareholders,

Amidst a challenging macroeconomic environment marked by unprecedented volatility across all asset classes, Annaly delivered strong financial results in 2015, declaring over $1.2 billion in dividends and producing an attractive return on equity while maintaining a low leverage ratio relative to the industry. In addition to our dividend program, in August of last year, we authorized a repurchase plan of up to $1 billion of our common shares through December 31, 2016. As of March 31, 2016, we have cumulatively repurchased $614 million of stock under both our current program and our previous share repurchase program, which was initiated in 2012.

Annaly delivered strong financial results in 2015, declaring over $1.2 billion in dividends

Throughout 2015, we continued to execute on our strategic plan to diversify our investments in assets with complementary cash flows. During the year, we expanded our allocation of capital into lower-levered, largely floating rate credit businesses from 11% to 23% of our total equity capital. We invested $1.3 billion in growing our commercial real estate business, launching our own residential credit platform and nearly tripling the size of our middle market lending portfolio. On a stand-alone basis of roughly $3 billion of equity capital, these three businesses would amount to one of the largest hybrid mortgage REITs in the world and three times the size of the average market capitalization for the 40 other mortgage REITs in the industry.

As of March 31, 2016, we have cumulatively repurchased $614 million of stock

As we look ahead through 2016 and beyond, we remain focused both on returning value to our stockholders and enhancing our corporate governance, compensation and management structures. The Board of Directors continually evaluates these structures to further align the interests of our management with those of shareholders. Among numerous other initiatives, we announced the expansion of our stock ownership guidelines in the first quarter of 2016. Pursuant to these guidelines, more than 40% of the Annaly team (including our executive officers) will be asked to purchase predetermined amounts of shares in the open market. These guidelines reflect our desire to establish an ownership culture throughout the firm, which is also evidenced by the fact that senior management has purchased nearly 1.9 million common shares with an aggregate purchase price of $22.0 million since 2011.

We expanded our allocation of capital into lower-levered, largely floating rate credit businesses from 11% to 23%of our total equity capital

We are proud of our attention and focus on our shareholders over the years – and our industry best practices are exemplified by what I believe is one of the most shareholder friendly management agreements in the asset management industry. Our management contract is structured without termination or incentive fees, has one of the lowest fixed management fee percentages in the industry and a two-year term that provides our Board and shareholders with the opportunity to actively monitor and assess our performance over reasonable time frames. In addition to the stock ownership guidelines discussed above, other recent enhancements include the adoption of a robust clawback policy for the management fee, increased stock ownership guidelines for our

Senior management has purchased nearly 1.9 million common shares since 2011

www.annalyannualmeeting.com	I

Independent Directors, a four-year stock holding period requirement, an anti-pledging policy (which is complementary to our existing anti-hedging policy) and the creation of the role of Lead Independent Director, which is currently held by Jon Green.

Also, given the various changes to the market, our industry and our business, we have dedicated tremendous focus and resources to enhancing our financial disclosure and risk management practices. Over the past year, we provided increased transparency into our amended capital allocation policy and more granular portfolio detail on our growing credit businesses. This year’s proxy statement, which includes an updated format and graphics, also reflects our continued focus on accuracy and transparency. Our paramount responsibility, as long term stewards of capital, is to ensure that we have appropriate clarity within our financial statements, strong risk management practices and the comprehensive operational infrastructure needed to support our evolving businesses. In 2015, significant achievements were made within our operating strategies including: attracting numerous key hires into our risk, legal, accounting, human resources and information technology teams; implementing enhanced asset, portfolio and risk management systems, including a comprehensive risk rating system across the various investment businesses; and restructuring our internal management reporting lines and governance committees to more appropriately monitor and manage our evolving strategies.

I look forward to welcoming many of you to our 2016 Annual Meeting of Stockholders.

Sincerely,

Kevin G. Keyes
Chief Executive Officer and President
April 12, 2016
Creation of the role of Lead Independent Director

Enhancing our financial disclosure and risk management practices

Scaling our operating platform to support growth and diversification of our portfolio

II	Annaly Capital Management, Inc. ► 2016 Proxy Statement

> Notice of Annual Meeting of Stockholders

To Be Held May 26, 2016 at 9:00 a.m. (Eastern Time)	The Warwick Hotel, 65 West 54th Street, New York, NY 10019

To the Stockholders of Annaly Capital Management, Inc.:

We will hold the annual meeting of the stockholders of Annaly on May 26, 2016, at 9:00 a.m. (Eastern Time) at the Warwick Hotel, 65 West 54th Street, New York, NY 10019, to:

►	elect three Directors for a term of three years each;
►	approve, on an advisory basis, our executive compensation; and
►	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

We will also transact any other business as may properly come before our annual meeting or any adjournment or postponement thereof. Only our common stockholders of record at the close of business on March 29, 2016, the record date for the annual meeting, may vote at the annual meeting and any adjournments or postponements thereof.

Your vote is very important. Please exercise your right to vote.

To view the Proxy Statement and other materials about the annual meeting, go to www.annalyannualmeeting.com.

If you attend the annual meeting in person, you will need to present proof of your ownership of our common stock as of the record date, and valid government-issued photo identification.

By Order of the Board of Directors,

R. Nicholas Singh
Secretary
April 12, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2016. Our Proxy Statement and 2015 Annual Report to Stockholders are available at www.proxyvote.com.

www.annalyannualmeeting.com	III

IV	Annaly Capital Management, Inc. ► 2016 Proxy Statement

> Proxy Statement

The Board of Directors (the “Board”) of Annaly Capital Management, Inc. (“Annaly,” the “Company,” “we,” “our” or “us”) is soliciting proxies in connection with our 2016 annual meeting of stockholders (the “Annual Meeting”). We are sending the Notice of Internet Availability of Proxy Materials, or a printed copy of the proxy materials, as applicable, commencing on or about April 12, 2016.

> Proxy Summary

This summary contains highlights about the Company and the Annual Meeting. This summary does not contain all of the information that you should consider in advance of the Annual Meeting, and we encourage you to read the entire proxy statement and our 2015 Annual Report on Form 10-K carefully before voting.

2016 Annual Meeting of Stockholders

Time and Date:	Thursday, May 26, 2016 at 9:00 a.m. (Eastern Time)
Place:	The Warwick Hotel, 65 West 54th Street,
New York, NY 10019
Record Date:	March 29, 2016
Voting:	Stockholders are able to vote by Internet at www.proxyvote.com; telephone at 1-800-690-6903; completing and returning their proxy card; or in person at the Annual Meeting

Voting Matters

	Board Vote Recommendation	Page Number
Proposal No. 1: Election of Directors	FOR each Director nominee	1
Proposal No. 2: Approval, on an advisory basis, of our executive compensation	FOR	20
Proposal No. 3: Ratification of the appointment of Ernst & Young LLP	FOR	25

Time and Date Thursday, May 26, 2016 at 9:00 a.m. (Eastern Time) Place The Warwick Hotel, 65 West 54th Street, New York, NY 10019 Record Date March 29, 2016 Voting Stockholders are entitled to vote by

Internet www.proxyvote.com

Telephone 1-800-690-6903

Mail completing and returning their proxy card

In Person at the Annual Meeting

Information www.annalyannualmeeting.com

www.annalyannualmeeting.com	V

Proxy Summary

Annaly at a Glance

►	New York Stock Exchange (NYSE): NLY
►	Founded in 1997
►	Largest mortgage REIT in the world

►	Diversified investment strategy
►	16.5% economic return (change in book value plus dividends paid) from the beginning of 2014 through the end of 2015
►	Share repurchase authorization of up to $1.0 billion of common shares through the end of 2016
►	605% total return since inception (including reinvestment of dividends) as of March 31, 2016
►	Paid out $13.7 billion in dividends since inception
►	Conservative leverage ratios relative to specified peers

►	Management agreement aligns interests of our manager and our stockholders
►	Our management team has purchased nearly 1.9 million common shares since 2011

We have been externally managed by Annaly Management Company, LLC (our “Manager”) since 2013. Our Manager is responsible for managing our affairs pursuant to a management agreement. Our Manager pays all of the compensation, including benefits, to our executive officers (who are employees of our Manager) and our Manager’s other employees. Although limited personnel (but none of our executive officers) are employed by our subsidiaries for regulatory or corporate efficiency reasons, all compensation and benefits paid to such personnel by our subsidiaries reduce, on a dollar-for-dollar basis, the management fee we pay to our Manager. For ease of reference, throughout this proxy statement, the employees of our Manager (including our executive officers) and our subsidiaries are sometimes referred to as “our” employees.

Key Accomplishments

Despite challenging market conditions for mortgage real estate investment trusts ("REITs") during 2015, we performed strongly and achieved a number of significant accomplishments that are discussed below.

Transitioned Leadership

Kevin G. Keyes was appointed Annaly’s Chief Executive Officer effective September 30, 2015. On the same date, Wellington J. Denahan, our former Chief Executive Officer, transitioned to the position of Executive Chairman. Ms. Denahan continues to serve as Chairman of the Board and Jonathan D. Green continues to serve as our Lead Independent Director.

Diversified Investment Strategy

Over the last few years, we have diversified our investment strategy by investing in credit assets with complementary cash flows to achieve superior risk-adjusted returns over the long term. During 2015, we invested $1.3 billion by growing our commercial real estate business, launching our own residential credit platform and nearly tripling the size of our middle market lending portfolio. On a standalone basis of roughly $3 billion of equity capital, these three businesses would amount to one of the largest hybrid mortgage REITs in the world, and three times the size of the average market capitalization for the 40 other mortgage REITs in the industry. The majority of our credit assets tend to have shorter-term maturities and floating interest rates. We expect that combining these credit assets with our core agency strategy should lead to a smoother earnings profile over various interest rate cycles. Given the relatively low price correlation between credit and agency-backed assets, we also expect that our diversified strategy will lead to lower book value volatility as markets fluctuate.

VI	Annaly Capital Management, Inc. ► 2016 Proxy Statement

Proxy Summary

Our diversification strategy is reflected in the following allocation of our capital across four businesses – agency, commercial real estate, residential credit and middle market lending – as of December 31, 2015.

Dividends

From our inception in 1997 through December 31, 2015, we have paid over $13 billion in dividends to our stockholders, as set forth in the table below. In 2015, we declared over $1.2 billion in dividends.

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Proxy Summary

Delivering Significant Value for Stockholders

In August 2015, the Board authorized a $1 billion share repurchase program, which gives us another avenue to return capital to our stockholders alongside our quarterly dividend program.

Returns to Stockholders in 2015
$114.3 million Shares repurchased	$1.2 billion Common and preferred stock dividends declared	$1.32 billion Returns to stockholders

From January 1, 2016 through March 31, 2016, we have repurchased an additional $102.7 million of common stock and have $783 million remaining authorization under the share repurchase program.

Total Common Stock Return Performance

Since 2014 (the first full year we were externally-managed, as more fully described in “Management Structure” below), we have performed well against what we consider to be our relevant benchmarks. As illustrated by the graph below, shares of our common stock (including the reinvestment of dividends) have returned significant value to our stockholders over the long term relative to both our mortgage REIT peers and other yield-focused investments.

Since 2014, Annaly has generated a total return of 33.1% to our stockholders

40.0%
30.0%
20.0%
10.0%
–
(10.0%)
(20.0%)
(30.0%)
(40.0%)
(50.0%)
(60.0%)
Total Return
Dec-13
Jan-14
Feb-14
Mar-14
Apr-14
May-14
Jun-14
Jul-14
Aug-14
Sep-14
Oct-14
Nov-14
Dec-14
Jan-15
Feb-15
Mar-15
Apr-15
May-15
Jun-15
Jul-15
Aug-15
Sep-15
Oct-15
Nov-15
Dec-15
Jan-16
Feb-16
Mar-16
Annaly
mREITs
Utilities
MLPs
Asset Managers
Banks
S&P

Note: Graph reflects daily market data from December 31, 2013 through March 31, 2016. For the share performance graph required by the Securities and Exchange Commission (SEC) in accordance with Item 201(c) of Regulation S-K for the five-year period ended December 31, 2015, please see page 42 of our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016.
Source: Bloomberg. mREITs represent the members of the Bloomberg mREIT (“BBREMTG”) Index; Utilities represent the members of the Russell 3000 Utility Index; MLPs represent the members of the Alerian MLP Index; Asset Managers represent the members of the S&P 500 Asset Management and Custody Bank Index; Banks represent the members of the KBW Bank Index; and S&P represents the members of the S&P 500 Index.

VIII	Annaly Capital Management, Inc. ► 2016 Proxy Statement

Proxy Summary

Economic Return Performance

Since we are organized as a REIT and therefore must distribute at least 90% of our taxable income to our stockholders annually, we believe that economic return, comprised of dividends paid and changes in book value measured over a specified period, is an especially meaningful performance metric for the Company. Concerns over increases in interest rates led us to maintain this relatively conservative leverage over the period compared to our Agency mREIT peers. Our Agency mREIT Peers consist of American Capital Agency Corp. (“AGNC”), Hatteras Financial Corp. (“HTS”), CYS Investments, Inc. (“CYS”), Capstead Mortgage Corp. (“CMO”), Armour Residential REIT, Inc. (“ARR”), and Anworth Mortgage Asset Corp. (“ANH”) (collectively, the “Agency mREIT Peers”), and represent the agency mortgage REITs included in the BBREMTG Index as of March 31, 2016 with market capitalization above $200 million. From the beginning of 2014 through the end of 2015, we generated an economic return of 16.5% and operated at 30% less leverage than this peer group.

From the beginning
of 2014 through
the end of 2015,
we generated an
economic return of
16.5% and operated
at 30% less leverage
then our Agency
mREIT Peers

Stockholder Outreach and Engagement

Since September 2015, we have had a renewed focus on developing and maintaining relationships with both our retail and institutional stockholders. As of March 31, 2016, our outreach has included six non-deal roadshows with institutional investors, encompassing eight cities and meetings with 42 different investors. Over the same period, we held an additional 37 one-on-one meetings with investors to gain and share valuable insights on a variety of topics, including the Company’s diversified investment strategy and our corporate governance, compensation and management structures. In addition, we have enhanced our efforts to personalize our interaction with retail investors, providing high-touch responses to all requests for information. Members of our Board may participate in investor outreach when appropriate. Stockholders are invited to communicate with the Board as described under “Communications with the Board” as described below.

Members of
the Board may
participate in
investor outreach
when appropriate

www.annalyannualmeeting.com	IX

Proxy Summary

Our Manager and Our Management Agreement

Highlights of our management agreement

►	All of our executive officers are employees of our Manager
►

Our Manager is responsible for the compensation of its employees (including our executive officers) who provide services to the Company. We do not pay any cash or equity compensation to our executive officers, do not provide pension benefits, perquisites or other personal benefits, and have no employment agreements or arrangements to pay any cash severance upon their termination or a change in control of the Company

►

Our Manager receives a flat management fee equal to 1.05% of our stockholders’ equity, which is used to pay the compensation and benefits of its employees (including our executive officers). However, no specific portion of the management fee is allocated to the compensation of our executive officers

►	For 2015, the management fee was approximately $150.3 million

Over the past several years, our Manager has made significant investments in our personnel corresponding to the diversification of our investment strategy into more people-intensive asset classes (including residential credit, commercial real estate and middle market lending assets), as well as to the enhancement of our corporate infrastructure. These investments include the build out of teams for our agency, residential credit, commercial real estate and middle market lending businesses, and significant hires in our risk, legal, accounting, capital markets, middle office, regulatory, licensing, modeling, project management, forecasting and information technology departments.

The costs of these personnel expansions and improvements have been paid by our Manager rather than by us. Unlike a number of other externally-managed REITs, we do not reimburse our Manager for any portion or subset of employment costs, all of which are borne by our Manager. An increase to these costs does not result in any increase to the management fee, which is a fixed percentage of our stockholders’ equity as described above.

The independent members of our Board review the efforts of our Manager to ensure that it continues to invest in our personnel. The Board has concluded that the efforts of our Manager to develop and enhance our personnel have resulted in the establishment of a robust and high quality management team having a full complement of human capital to drive our business performance. We believe our management team compares very favorably in terms of size, scope and experience with our mortgage REIT peers.

For additional information about our Manager, our management agreement and executive compensation, see “Certain Relationships and Related Party Transactions,” “Our Management Structure” and “Compensation Discussion and Analysis.”

X	Annaly Capital Management, Inc. ► 2016 Proxy Statement

Proxy Summary

Recent Enhancements to our Corporate Governance, Compensation and Management Structures

We regularly review and update our practices related to our corporate governance, compensation and management structures to align the interests of our management team with those of our stockholders and to respond to changes in applicable laws, regulations, stock exchange requirements and best practices and the evolving needs of our business. Over the last two years, we have made a number of enhancements to these structures, which include the following:

			Year of
Action		How It Works	Adoption
Adopted a Clawback Policy for the Management Fee	►	The Company will seek, and be entitled to receive, reimbursement from our Manager if the Board determines that a computation error (regardless of the reason for or amount of such error) resulted in the overpayment of a management fee to our Manager	2016
Enhanced Stock Ownership Guidelines for Directors and Employees to Support Our Ownership Culture	►	Expanded application of stock ownership guidelines to more than 40% of our employees and Manager personnel (including our executive officers)	2016
	►	Increased stock ownership guidelines for our Chief Executive Officer
	►	Increased stock ownership guidelines for our Independent Directors to five times the annual cash retainer
Four-Year Stock Holding Period Requirement	►	Requires our employees and Manager Personnel (including our executive officers) to hold for a period of four years the net after-tax shares of Company stock they receive through stock option exercises or vesting of equity incentive awards	2016
Adopted an Anti- Pledging Policy	►	Prohibits our employees and Manager Personnel (including our executive officers) from holding Company securities in a margin account or pledging Company securities as collateral for a loan	2016
	►	We also have in place an anti-hedging policy with respect to our equity securities, which is discussed on page 23
Updated Governing Documents and Committee Charters	►	Revised and updated the Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters of our four standing Board committees to reflect best practices	2015 – 2016
Created the Role of Lead Independent Director	►	Lead Independent Director serves as link between our management, the Board and our stockholders	2015
	►	Robust responsibilities, including the ability to retain outside consultants who report directly to the Board

www.annalyannualmeeting.com	XI

> Table of Contents

XII	Annaly Capital Management, Inc. ► 2016 Proxy Statement

> Corporate Governance at Annaly

Proposal 1

Election of Directors
We have three Classes of Directors. At the Annual Meeting, our stockholders will vote to elect three Class II Directors, whose terms will expire at our annual meeting of stockholders in 2019, subject to the election and qualification of their successors or to their earlier death, resignation or removal. The Class III and Class I Directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting. The table below provides summary information about each of our Directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR KEVIN G. KEYES, KEVIN P. BRADY AND E. WAYNE NORDBERG AS DIRECTORS TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2019 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED. THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE YOUR PROXY IN FAVOR OF THESE NOMINEES UNLESS YOU SPECIFY A CONTRARY CHOICE IN YOUR PROXY.

Name	Age	Principal Occupation	Independent		Committees
CLASS II DIRECTORS (NOMINATED TO SERVE FOR THREE-YEAR TERMS EXPIRING IN 2019)
Kevin G. Keyes	48	Chief Executive Officer	No
		and President
		Annaly Capital Management, Inc.
Kevin P. Brady	60	Chief Executive Officer	Yes	►	Audit (Chair)
		ARMtech, LLC		►	NCG
				►	Risk
E. Wayne Nordberg	77	Chairman	Yes	►	NCG (Chair)
		Hollow Brook Wealth Management,		►	Compensation
		LLC
CLASS III DIRECTORS (TERMS EXPIRE IN 2017)
Francine J. Bovich	64	Former Managing Director	Yes	►	Audit
		Morgan Stanley Investment		►	NCG
		Management
Jonathan D. Green*	69	Former Vice Chairman	Yes	►	Risk (Chair)
		The Rockefeller Group		►	Compensation
John H. Schaefer	64	Former President and Chief	Yes	►	Audit
		Operating Officer		►	Compensation
		Morgan Stanley Global Wealth		►	Risk
		Management
CLASS I DIRECTORS (TERMS EXPIRE IN 2018)
Wellington J. Denahan	52	Executive Chairman	No
		Annaly Capital Management, Inc.
Michael Haylon	58	Managing Director	Yes	►	Audit
		Conning Asset Management		►	Risk
Donnell A. Segalas	58	Chief Executive Officer and	Yes	►	Compensation
		Managing Partner			(Chair)
		Pinnacle Asset Management, L.P.		►	NCG

* Lead Independent Director. For more details, see page 10.

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Corporate Governance at Annaly

Nominees to Serve for a Three-Year Term Expiring in 2019 (Class II Directors)

Kevin G. Keyes Director since November 2012

Mr. Keyes has served as Chief Executive Officer of Annaly since September 2015 and as its President since October 2012. Previously, Mr. Keyes served as Chief Strategy Officer and Head of Capital Markets of Annaly from September 2010 until October 2012. Prior to joining Annaly as a Managing Director in 2009, Mr. Keyes worked for 20 years in senior Investment Banking and Capital Markets roles. From 2005-2009, Mr. Keyes served in senior management and business origination roles in the Global Capital Markets and Banking Group at Bank of America Merrill Lynch. Prior to that, he worked at Credit Suisse First Boston from 1997 until 2005 in various Capital Markets Origination roles and Morgan Stanley Dean Witter from 1990 until 1997 in the Mergers and Acquisitions Group and Real Estate Investment Banking Group. Mr. Keyes holds a B.A. in Economics and a B.S. in Business Administration (ALPA Program) from the University of Notre Dame.

Director Qualification Highlights

Mr. Keyes is our Chief Executive Officer and brings to our Board a deep understanding of issues that are important to the Company’s growth. Through his role as our Chief Executive Officer and other senior management positions at the Company, Mr. Keyes has demonstrated leadership qualities, management capability, business and industry knowledge and a long-term strategic perspective. In addition, Mr. Keyes’ qualifications include over 20 years of experience in investment banking and as an equity capital markets professional.

Kevin P. Brady Director since 1997 Committees Audit (Chair), NCG, Risk

Mr. Brady is the Chief Executive Officer of ARMtech, LLC, a venture capital firm that invests and incubates technology start-ups, which he founded in 2007. ARMtech’s current portfolio includes companies in the financial reporting and data spaces. Prior to ARMtech, Mr. Brady founded TaxStream, a software company that specialized in financial reporting, tax and internal controls for multi-national corporations. Mr. Brady served as Chief Executive Officer of TaxStream from 2002 to 2008, when the company was sold to Thomson-Reuters. Mr. Brady previously worked for eight years at PricewaterhouseCoopers in New York City, where he consulted on M&A transactions and international tax issues. Mr. Brady holds a B.A. from McGill University, an M.B.A. from New York University and is a Certified Public Accountant (inactive). He was awarded a patent from the U.S. Patent and Trademark Office for the invention of the TaxStream product.

Director Qualification Highlights

The Board believes that Mr. Brady’s qualifications include his expertise in financial and accounting matters as well as his significant experience managing systems and companies focusing on the financial accounting market.

2	Annaly Capital Management, Inc. ► 2016 Proxy Statement

Corporate Governance at Annaly

E. Wayne Nordberg Director since May 2004 Committees NCG (Chair), Compensation

Mr. Nordberg has served as Chairman of Hollow Brook Wealth Management, LLC, an SEC-registered investment advisor which manages or advises $1.4 billion of investment assets, since 2008. From January 2003 to November 2008, Mr. Nordberg served as a senior director of Ingalls & Snyder LLC, a NYSE member and registered investment advisor. From 1998 to June 2002, Mr. Nordberg served as Vice Chairman of the board of KBW Asset Management, Inc., an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor. From 1988 to 1998, he served in various capacities for Lord Abbett & Co., a mutual fund company, including partner and director of its family of funds. Mr. Nordberg received his B.A. from Lafayette College, where he is a trustee emeritus. He is a member of the Financial Analysts Federation and The New York Society of Security Analysts and is a Trustee of the Atlantic Salmon Federation, The American Museum of Fly Fishing and the National Wildlife Federation Endowment Fund. Mr. Nordberg is also a director of PetroQuest Energy, Inc. and Reaves Utility Income Fund, both NYSE-listed companies.

Director Qualification Highlights

The Board believes that Mr. Nordberg’s qualifications include his significant experience in serving at a senior executive level with a SEC-registered investment advisor, his experience as a director of an asset management company and his service as a board member of other public companies.

Class III Directors (Terms Expire in 2017)

Francine J. Bovich Director since May 2014 Committees Audit, NCG

Ms. Bovich has over 30 years of investment management experience lastly serving as a Managing Director of Morgan Stanley Investment Management from 1993-2010. Since 2011, Ms. Bovich has been a trustee of The Bradley Trusts. Ms. Bovich has also served as a board member of The Dreyfus Family of Funds since 2012, and serves as a board member of a number of registered investment companies within the fund complex. These funds represent a broad scope of investment strategies including equities (US, non-US, global, and emerging markets), taxable fixed income (US, non-US, global and emerging markets), municipal bonds, and cash management. From 1991 through 2005, Ms. Bovich served as the U.S. Representative to the United Nations Investment Committee, which advised a global portfolio of approximately $30 billion. Ms. Bovich is a member of The Economic Club of New York and an emeritus trustee of Connecticut College and chair of the Investment Sub-Committee for its endowment. Ms. Bovich has a B.A. in Economics from Connecticut College and an M.B.A. in Finance from New York University.

Director Qualification Highlights The Board believes that Ms. Bovich’s qualifications include her significant investment management experience and her experience serving as a trustee and board member.

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Corporate Governance at Annaly

Jonathan D. Green Director since January 1997 Committees Risk (Chair), Compensation Lead Independent Director

Mr. Green served as a special advisor to Rockefeller Group International, Inc., a wholly owned subsidiary of Mitsubishi Estate Company, Ltd., operating under the brand of The Rockefeller Group, from January 2011 until December 2014. He joined The Rockefeller Group in 1980 as Assistant Vice President and Real Estate Counsel. In 1983, he was appointed Vice President, Secretary and General Counsel, and in 1990 was elected Chief Corporate Officer. In 1995, he was named President and Chief Executive Officer of Rockefeller Group Development Corporation and Rockefeller Center Management Corporation, both subsidiaries of The Rockefeller Group. In 2002, Mr. Green was named President and Chief Executive Officer of Rockefeller Group International, Inc., becoming Vice Chairman in January 2009. He served as Vice Chairman until December 2010. In his role as Vice Chairman, Mr. Green was active in formulating the strategic planning for the company and its subsidiaries, which include Rockefeller Group Development Corporation, Rockefeller Group Investment Management, Rockefeller Group Technology Solutions, Inc. and Rockefeller Group Business Centers. Before joining The Rockefeller Group, Mr. Green was associated with the New York City law firm of Thacher, Proffitt & Wood. He also serves on the board of trustees of the Wildlife Conservation Society. Mr. Green graduated from Lafayette College and the New York University School of Law.

Director Qualification Highlights

The Board believes that Mr. Green’s qualifications include his significant experience as a chief executive, his diverse and significant background in the real estate industry and his legal expertise.

John H. Schaefer Director since March 2013 Committees Audit, Compensation and Risk

Mr. Schaefer has over 40 years of financial services experience including serving as a member of the management committee of Morgan Stanley from 1998 through 2005 and as President and Chief Operating Officer of the Global Wealth Management division of Morgan Stanley. Mr. Schaefer retired in February 2006 and from 2008 through 2012 served as a board member and chair of the audit committee of USI Holdings Corporation. Mr. Schaefer has a B.B.A. in Accounting from the University of Notre Dame and an M.B.A. from the Harvard Graduate School of Business.

Director Qualification Highlights

The Board believes that Mr. Schaefer’s qualifications include his broad financial services management experience, including management of strategic planning, capital management, human resources, internal audit and corporate communications, as well as his board and audit committee experience.

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Corporate Governance at Annaly

Class I Directors (Terms Expire in 2018)

Wellington J. Denahan Director since 1997 Chairman of the Board

Ms. Denahan has served as Chairman of the Board since November 2012 and Executive Chairman of Annaly since September 2015. Previously, Ms. Denahan served as Chief Executive Officer of Annaly from November 2012 to September 2015 and as Co-Chief Executive Officer of Annaly from October 2012 to November 2012. Ms. Denahan was elected in December 1996 to serve as Vice Chairman of the Board. Ms. Denahan was Annaly’s Chief Operating Officer from January 2006 to October 2012 and Chief Investment Officer from 2000 to November 2012. She was a co-founder of Annaly. Ms. Denahan has a B.A. in Finance from Florida State University.

Director Qualification Highlights

The Board believes that Ms. Denahan’s qualifications include her significant oversight experience related to fixed income trading operations through years of serving as our Chief Operating Officer and Chief Investment Officer, her industry experience and expertise in the mortgage-backed securities markets, and her operational expertise, including her service as our former Chief Executive Officer.

Michael Haylon Director since June 2008 Committees Audit, Risk

Mr. Haylon has served as Managing Director and Head of Asset Management Sales, Products and Marketing at Conning, Inc., a global provider of investment management solutions, services and research to the insurance industry, since December 2014. Mr. Haylon previously served as Managing Director and Head of Investment Products at Conning, Inc. from January 2012 until December 2014. From September 2010 to December 2011, Mr. Haylon served as Head of Investment Product Management at General Re – New England Asset Management. He was Chief Financial Officer of the Phoenix Companies, Inc. from 2004 until 2007, and Executive Vice President and Chief Investment Officer of the Phoenix Companies in 2002 and 2003. From 1995 until 2002, he held the position of Executive Vice President of Phoenix Investment Partners, Ltd., a NYSE-listed company, and President of Phoenix Investment Counsel, where he was responsible for the management and oversight of $25 billion in closed-end and open-end mutual funds, corporate pension funds and insurance company portfolios. From 1990 until 1994, he was Senior Vice President of Fixed-Income at Phoenix Home Life Insurance Company. From 1986 until 1990, he was Managing Director at Aetna Bond Investors where he was responsible for management of insurance company and pension fund portfolios. From 1980 until 1984 he was Senior Financial Analyst at Travelers Insurance Companies. He began his career in 1979 in the commercial lending program at Philadelphia National Bank. Mr. Haylon has previously served on the boards of Aberdeen Asset Management and Phoenix Investment Partners. He has a B.A. from Bowdoin College and a M.B.A. from the University of Connecticut.

Director Qualification Highlights

The Board believes that Mr. Haylon’s qualifications include his significant leadership and management experience from his years of management and oversight of large financial asset portfolios, his prior board experience with other companies and his expertise in financial matters.

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Corporate Governance at Annaly

Donnell A. Segalas Director since January 1997 Committees Compensation (Chair), NCG

Mr. Segalas is the Chief Executive Officer and a Managing Partner of Pinnacle Asset Management L.P., a New York-based alternative asset management firm. Additionally, Mr. Segalas is a member of Pinnacle’s Investment Committee and sits on the boards of its offshore funds. Prior to joining Pinnacle in 2003, Mr. Segalas was Executive Vice President for Alternative Investment Products (AIP) at Phoenix Investment Partners. Mr. Segalas is a member of the Nantucket Historical Society. He received a B.A. from Denison University.

Director Qualification Highlights

The Board believes that Mr. Segalas’ qualifications include his significant experience from his years of investing and managing private and public investment vehicles and his experience serving on investment and executive committees of other companies.

Independence of Our Directors

Our Corporate Governance Guidelines and NYSE rules require that at least a majority of our Board members are Independent Directors. We have adopted the definition of “independent director” set forth in Section 303A of the NYSE rules and have affirmatively determined that each Director (other than Ms. Denahan and Mr. Keyes) has no material relationships with us (either directly or as partner, stockholder or officer of an organization that has a relationship with us) and is therefore independent in accordance with the standards set forth in the NYSE rules and our Corporate Governance Guidelines.

Director Nomination Process

The Nominating/Corporate Governance (“NCG”) Committee is responsible for identifying and screening nominees for Director and for recommending to the Board candidates for nomination for election or re-election to the Board and to fill Board vacancies. Nominees may be suggested by Directors, members of management, stockholders or professional search firms. In evaluating a Director nomination, the NCG Committee may review materials provided by the nominator, a professional search firm or other party.

The NCG Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers a wide range of factors when assessing potential Director nominees, including a candidate’s background, skills, expertise, diversity, accessibility and availability to serve effectively on the Board. All candidates should (i) possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of the Company and its stockholders, and (ii) have an inquisitive and objective perspective, practical wisdom and mature judgment. It is expected that all Directors will develop an understanding of the Company’s business and be willing to devote sufficient time and effort to carrying out their duties and responsibilities effectively.

Although the NCG Committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the Board. Additionally, the Company endeavors to have a Board representing diverse experiences at policy-making levels in business, finance, government, education, law and technology, and in other areas that are relevant to the Company’s business and its status as a public company, as this contributes to our success and is in the best interests of our stockholders.

Two new, highly qualified Independent Directors have joined the Annaly Board over the last three years

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Corporate Governance at Annaly

Stockholder Recommendation of Director Candidates

Stockholders who wish the NCG Committee to consider their recommendations for Director candidates should submit their recommendations in writing to our Secretary at our principal executive offices. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by our NCG Committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a Director candidate, such materials are forwarded to our NCG Committee. Properly submitted recommendations by stockholders will receive the same consideration by the NCG Committee as other suggested nominees.

The Board’s Role and Responsibilities

We are committed to maintaining a strong ethical culture and robust governance practices that benefit the long-term interests of stockholders. Our corporate governance practices include:

Board Structure

►7 of 9 Directors are Independent
►Lead Independent Director
►Regular executive sessions of Independent Directors
►Independent Board committees
►2 women Directors (including the Executive Chairman)
Director Qualifications ►Annual Board and committee self-evaluations ►Over-boarding policy limits the number of outside boards on which our Directors can serve ►2 “audit committee financial experts”	Stockholder Rights and Engagement ►Majority vote standard for uncontested elections ►Annual stockholder advisory vote on executive compensation ►Active stockholder engagement program	Recent Governance Enhancements ►Clawback policy ►Anti-pledging policy ►Stock ownership guidelines for our Directors and employees ►Four-year stock holding period requirement for employees

Board Oversight of Risk

Risk management begins with our Board, through the review and oversight of the risk management framework, and continues with executive management, through the ongoing formulation of risk management practices and related execution in managing risk. The Board exercises its oversight of risk management primarily through its Risk Committee and Audit Committee. The Risk Committee is responsible for assisting the Board in its oversight of our risk governance structure, our risk management and risk assessment guidelines and policies, our risk tolerance, and our capital, liquidity, and funding. The Audit Committee assists the Board in its oversight of the quality and integrity of our accounting, internal controls and financial reporting practices, including independent auditor selection, evaluation and review, and oversight of the internal audit function. At least annually, the full Board reviews our risk management program, which identifies and quantifies a broad spectrum of enterprise-wide risks and related action plans, with management. For additional information on the responsibilities of the Risk Committee and the Audit Committee, please see the “Board Committees” section of this proxy statement.

The Audit and Risk Committees have primary Board oversight of the Company’s risk management framework

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Corporate Governance at Annaly

Risk assessment and risk management are the responsibility of our management. A series of management committees have oversight or decision-making responsibilities for risk management activities. The management committees responsible for our risk management include the Operating Committee, Enterprise Risk Committee, the Asset and Liability Committee, the Investment Committee and the Financial Reporting and Disclosure Committee.

In addition to the risk oversight processes outlined above, the Board reviews its risk assessment of the Company’s compensation policies and practices applicable to the Company’s equity incentive plans with the Compensation Committee. For additional information on this review, please see the “Risks Related to Compensation Policies and Practices” section of this proxy statement.

Management Succession Planning

The Board approves and maintains a succession plan for the Chief Executive Officer and other senior executives. In carrying out this function, the Board endeavors to ensure that the Company’s management has the capabilities to cause the Company to operate in an efficient and business-like fashion in the event of a vacancy in senior management, whether anticipated or sudden.

Other Directorships

In order to provide sufficient time for informed participation in their Board responsibilities:

►

Directors who also serve as chief executive officers or hold equivalent positions at other companies should not serve on more than two other boards of public companies in addition to the Company’s Board;

►	Other Directors should not serve on more than four other boards of public companies in addition to the Company’s Board; and
►	A member of the Audit Committee should not serve on the audit committee of more than two other public companies.

Directors are required to notify the Chairman of the Board and the chair of the NCG Committee in advance of accepting an invitation to serve on another public company board.

Communications with the Board

Stockholders and other persons interested in communicating with an individual Director (including the Lead Independent Director), the Independent Directors as a group, any committee of the Board or the Board as a whole, may do so by submitting such communication to:

Annaly Capital Management, Inc.
[Addressee]
1211 Avenue of the Americas
New York, NY 10036
Phone: 1-888-8 ANNALY
Facsimile: (212) 696-9809
Email: investor@annaly.com

The Legal Department reviews communications to the Directors and forwards those communications related to the duties and responsibilities of the Board. Certain items such as business solicitation or advertisements; product-related inquiries; junk mail or mass mailings; resumes or other job-related inquiries; spam and unduly hostile, threatening, potentially illegal or similarly unsuitable communications will not be forwarded.

Stockholders may communicate with any of our Directors, including the Lead Indepent Director

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Corporate Governance at Annaly

Certain Relationships and Related Party Transactions

Approval of Related Party Transactions

Each of our Directors, Director nominees and executive officers is required to report all transactions with us in which they or their immediate family member had or will have a direct or indirect material interest with respect to us in an annual disclosure questionnaire and on an on-going basis. We review these annual questionnaires and any interim reports and, if we determine it to be necessary, discuss any reported transactions with the entire Board. Other than as discussed in this section, there were no reported transactions for 2015 and there is no transaction currently pending for 2016. We do not, however, have a formal written policy for approval or ratification of such transactions, and all such transactions are evaluated on a case-by-case basis. If we believe a transaction is significant to us and raises particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent Board committee which has the right to engage its own legal and financial counsel to evaluate, approve or ratify the transaction.

Management Agreement

We have entered into a management agreement (the “Management Agreement”) with Annaly Management Company LLC (our “Manager”). Our management is conducted by our Manager through the authority delegated to it in the Management Agreement and pursuant to the policies established by our Board. The Management Agreement was effective as of July 1, 2013 and was amended in November 2014 and then amended and restated in April 2016, and may be further amended by agreement between us and our Manager.

The Management Agreement provides for a two-year term ending December 31, 2016 with automatic two-year renewals unless at least two-thirds of our Independent Directors or the holders of a majority of our outstanding shares of common stock elect to terminate the agreement in their sole discretion and for any or no reason. At any time during the term or any renewal term, either party may deliver to the other party prior written notice of its intention to terminate the Management Agreement no less than one year prior to its proposed termination date or, but only in the event our Manager is the terminating party, such earlier date as determined by us in our sole discretion. There is no termination fee for a termination of the Management Agreement by either us or our Manager.

The Management Agreement provides that during its term and, in the event of termination of the Management Agreement by our Manager without cause, for a period of one year following such termination, our Manager will not, without our prior written consent, manage any REIT which engages in the management of mortgage-backed securities in any geographical region in which we operate.

Pursuant to the terms of the Management Agreement, we pay our Manager a monthly management fee equal to 1/12th of 1.05% of our stockholders’ equity, as defined in the Management Agreement, for its management services. We incurred approximately $150.3 million in management fees under the Management Agreement during the year ended December 31, 2015.

Our Manager

Our Manager is a Delaware limited liability company and is owned by our management. For additional information about our Manager, please see “Our Management Structure” and “Compensation Discussion and Analysis.”

Our management fee of 1.05% of stockholders’ equity compares favorably to the industry average

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> Board Structure and Processes

Board Leadership Structure

We carefully considered the leadership structure of the Board in 2015. While we consider the appropriateness of this structure regularly, the deliberation is never more critical than in the context of a leadership transition. Effective September 30, 2015, Ms. Denahan transitioned from the role of Chief Executive Officer to the newly-created position of Executive Chairman and Mr. Keyes assumed the role of Chief Executive Officer. Ms. Denahan continues to serve as Chairman of the Board and Mr. Green continues to serve as our Lead Independent Director.

We believe that our current leadership structure, which comprises a separate Chairman of the Board and Chief Executive Officer, with Mr. Green serving as Lead Independent Director, is effective and serves the best interests of our stockholders. This structure allows Mr. Keyes to focus on his duties in managing the day-to-day operations of the Company, while benefitting from Ms. Denahan’s invaluable knowledge and expertise regarding the Company’s business. The Lead Independent Director has the following responsibilities:

Our Lead Independent Director has significant authority and responsibilities

►	Presides at all meetings of the Board in the absence of or at the request of the Chairman of the Board, including executive sessions of Independent Directors
►	Facilitates communication between the Independent Directors and the Chairman of the Board and the Chief Executive Officer
►	Advises on the selection of committee chairs
►	Approves the quality, quantity and timeliness of information sent to the Board
►	Approves Board meeting agendas
►	Approves Board meeting schedules to assure there is sufficient time for discussion of all agenda items
►	Has authority to call meetings of the Independent Directors
►	Authorizes the retention of outside advisors and consultants who report directly to the Board
►	If requested by stockholders, ensures that he is available, when appropriate, for consultation and direct communication with major stockholders

We believe that the Board’s independent oversight function is further enhanced by our policy to hold regular executive sessions of the Independent Directors without management present and the fact that our four standing committees are comprised entirely of Independent Directors.

Executive Sessions of Independent Directors

Our Corporate Governance Guidelines require that the Board have at least two regularly scheduled meetings each year for our Independent Directors. These meetings, which are designed to promote unfettered discussions among our Independent Directors, are presided over by our Lead Independent Director. During 2015, our Independent Directors, without the participation of Board members who are members of management, held five meetings.

Board and Committee Evaluations

The Lead Independent Director and the NCG Committee are responsible for overseeing an annual self-evaluation process for the Board. The self-evaluation process seeks to identify specific areas, if any, that need improvement or strengthening in order to increase the effectiveness of the Board as a whole

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Board Structure and Processes

and its committees. Each standing committee of the Board evaluates its performance on an annual basis and reports to the Board on such evaluation.

Governing Documents

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business. This code is applicable to our Directors, executive officers and employees.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines which, in conjunction with the charters of our Board committees, provide the framework for the governance of our Company.

Where You Can Find Our Governing Documents

Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Compensation Committee Charter, Audit Committee Charter, NCG Committee Charter and Risk Committee Charter are available on our website (www.annaly.com). We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, NY 10036.

Board Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the NCG Committee, and the Risk Committee. Each committee is governed by a written charter approved by the Board and is comprised entirely of Independent Directors, as required under the existing rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE. In addition, each member of the Audit Committee and the Compensation Committee meets the additional independence criteria applicable to directors serving on these committees under the NYSE listing rules.

All Board committees are composed entirely of Independent Directors

The table below shows the current membership of each Board committee and number of meetings of each committee held in 2015.

Director	Audit Committee	Compensation Committee	NCG Committee	Risk Committee
Francine J. Bovich(1)	M		M
Kevin P. Brady	C		M	M
Jonathan D. Green(2)		M		C
Michael Haylon	M			M
E. Wayne Nordberg		M	C
John H. Schaefer	M	M		M
Donnell A. Segalas		C	M
2015 Meetings:	5	4	2	4

M = Member
C = Chairperson
(1) Ms. Bovich was appointed to the NCG Committee in March 2016.
(2) Mr. Green serves as the Lead Independent Director. For more details, see page 10.

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Board Structure and Processes

Committee	Key Responsibilities
Audit
►Recommends to our Board the engagement or termination of independent registered public accountants
►Reviews the plan and results of the auditing engagement with our Chief Financial Officer and our independent registered public accountants
►Oversees internal audit activities
►Oversees the quality and integrity of our financial statements and financial reporting process
►Oversees the adequacy and effectiveness of internal control over financial reporting

The Board has determined that each member of the committee is financially literate, and that Messrs. Brady and Haylon are “audit committee financial experts” under applicable SEC rules. For more information on the responsibilities and activities of the committee, see the “Board Oversight of Risk” and “Report of the Audit Committee” sections of this proxy statement.

Compensation
►Evaluates the performance of our Manager and the terms of the Management Agreement in light thereof
►Reviews the fees payable to our Manager
►Administers the Company’s equity incentive plans and other equity compensation programs
►Reviews the form and amount of Director compensation
►Evaluates the performance of our officers

For more information on the responsibilities and activities of the committee, see the “Compensation of Directors” and “Compensation Discussion and Analysis” sections of this proxy statement.
NCG
►Develops and recommends criteria for considering potential Board candidates
►Identifies and screens individuals qualified to become Board members, and recommends to the Board candidates for nomination for election or re-election to the Board and to fill Board vacancies
►Develops and recommends to the Board a set of corporate governance guidelines and recommends modifications as appropriate
►Provides oversight of the evaluation of the Board and management
►Considers other corporate governance matters, such as director retirement policies, management succession plans and potential conflicts of interest of Board members and senior management, and recommends changes as appropriate

For more information on the responsibilities and activities of the committee, see the “Director Nomination Process” section of this proxy statement.
Risk	Assists the Board in its oversight of the Company’s:

►risk governance structure
►risk management and risk assessment guidelines and policies regarding market, credit, operational, liquidity, funding and reputational risk and such other risks as necessary to fulfill the committee’s duties and responsibilities
►risk tolerance, including risk tolerance levels and capital targets and limits
►capital, liquidity, and funding

For more information on the responsibilities and activities of the committee, see the “Board Oversight of Risk” section of this proxy statement.

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Board Structure and Processes

Director Attendance

During 2015, our Board held 14 meetings. Each Director attended at least 75% of the aggregate number of meetings held by our Board and 75% of the aggregate number of meetings of each committee on which the Director served.

We expect each member of the Board to attend our annual meeting of stockholders. All of our Directors attended our 2015 annual meeting of stockholders.

Compensation of Directors

We compensate our Independent Directors. Any Director who is also an employee of our Manager does not receive compensation for serving on our Board. Our Compensation Committee is responsible for reviewing, and recommending to the Board, the form and amount of compensation paid to our Independent Directors.

The compensation elements paid to our Independent Directors for service on the Board and its committees for 2015 is set forth below:

Annual Compensation Element	Amount
Annual Cash Retainer	$100,000
Deferred Stock Unit (“DSU”) Grant	$135,000 in DSUs
Lead Independent Director Retainer	$10,000
Audit Committee Chair Retainer	$15,000
Compensation Committee Chair Retainer	$10,000
NCG Committee Chair Retainer	$10,000
Risk Committee Chair Retainer	$10,000
Committee Meeting Fees	$1,500 per committee meeting

Each DSU is equivalent in value to one share of our common stock. DSUs are granted on the date of the annual stockholder meeting and vest immediately. DSUs convert to shares of our common stock one year after the date of grant unless the Director elects to defer the settlement of the DSUs to a later date. DSUs do not have voting rights. DSUs pay dividend equivalents in either cash or additional DSUs at the election of the Director. Our Independent Directors are also eligible to receive other stock-based awards under our equity incentive plan.

We reimburse our Directors for their reasonable out-of-pocket travel expenses incurred in connection with their attendance at full Board and committee meetings.

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Board Structure and Processes

Director Stock Ownership Guideline

In 2016, we increased the stock ownership guideline for our Independent Directors to provide that each Independent Director should strive to own an amount of our common stock equal to five times the annual cash retainer. Shares counting toward the guideline include shares that are owned outright, DSUs, and any other shares held in deferral accounts. To facilitate achievement of the guideline, we have adopted and implemented a “retention ratio” that requires Independent Directors to retain and hold 50% of the net profit shares from DSUs until the specified ownership level is achieved. Net profit shares are shares remaining after payment of income taxes upon settlement of the DSUs.

During 2016, we increased the stock ownership guideline for Independent Directors to 5x the annual cash retainer, which is currently $100,000

No Conflicts of Interest for Compensation Consultant

During 2015, our Compensation Committee retained Frederic W. Cook & Co., a nationally-recognized compensation consulting firm (“F. W. Cook”), to assist the Compensation Committee in its review of the compensation arrangements provided to our Independent Directors. The Compensation Committee considered F. W. Cook’s independence in light of SEC regulations and NYSE listing standards. The Compensation Committee discussed all relevant factors and concluded that the continued engagement of F. W. Cook does not raise any conflicts of interest.

Director Compensation

The table below summarizes the compensation paid by us to our Independent Directors for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Francine J. Bovich	$106,000	$135,000	$241,000
Kevin P. Brady	$131,500	$135,000	$266,500
Jonathan D. Green	$133,500	$135,000	$268,500
Michael Haylon	$113,500	$135,000	$248,500
E. Wayne Nordberg	$119,000	$135,000	$254,000
Donnell A. Segalas	$119,000	$135,000	$254,000
John H. Schaefer	$119,500	$135,000	$254,500
(1)	The amounts in this column represent the aggregate grant date fair value of the DSU awards, computed in accordance with FASB ASC Topic 718 and based on the closing price of our common stock on the date of grant. DSUs are vested at grant and accrue dividend equivalents as additional DSUs or cash at the election of the Director.

The following table sets forth information with respect to the aggregate outstanding option awards at December 31, 2015 of each of our Independent Directors.

Name	Outstanding Option Awards at 12/31/15
Francine J. Bovich	–
Kevin P. Brady	45,000
Jonathan D. Green	107,500
Michael Haylon	77,500
E. Wayne Nordberg	107,500
Donnell A. Segalas	80,000
John H. Schaefer	–

14	Annaly Capital Management, Inc. ► 2016 Proxy Statement

> Management

The following table sets forth certain information with respect to our executive officers, all of whom are employees of our Manager:

Name	Age	Title
Kevin G. Keyes	48	Chief Executive Officer, President and Director
Wellington J. Denahan	52	Chairman of the Board and Executive Chairman
Glenn A. Votek	57	Chief Financial Officer
R. Nicholas Singh	57	Chief Legal Officer and Secretary

Biographical information on Mr. Keyes and Ms. Denahan is provided above under the heading “Election of Directors.” Certain biographical information for Mr. Votek and Mr. Singh is set forth below.

Glenn A. Votek has served as Chief Financial Officer of Annaly since August 2013. Mr. Votek served as Chief Financial Officer of Fixed Income Discount Advisory Company (FIDAC) from August 2013 until October 2015. Mr. Votek joined Annaly in May 2013 from CIT Group where he was an Executive Vice President and Treasurer since 1999 and President of Consumer Finance since 2012. Prior to that, Mr. Votek worked at AT&T and its finance subsidiary from 1986 until 1999 in various financial management roles. Mr. Votek has a B.S. in Finance and Economics from the University of Arizona/Kean College and a M.B.A. in Finance from Rutgers University.

R. Nicholas Singh is Chief Legal Officer and Secretary of Annaly. Mr. Singh joined Annaly in February 2005. Mr. Singh also served as Chief Legal Officer and Secretary of FIDAC from February 2005 until October 2015. From 2001 until he joined Annaly, he was a partner in the law firm of McKee Nelson LLP. Mr. Singh has a B.A. from Carleton College, a M.A. from Columbia University and a J.D. from American University.

Stock Purchases by Executive Officers

Since 2011, our executive officers have purchased nearly 1.9 million shares of our common stock (including open market purchases and option exercises) with an aggregate purchase price of over $22 million as set forth in the table below.

Executive Officer	Shares Purchased	Purchase Price
Kevin G. Keyes	550,000	$6,313,500
Wellington J. Denahan	1,059,871	$12,311,251
R. Nicholas Singh	235,284	$2,897,730
Glenn A. Votek	50,000	$525,250
TOTAL	1,895,155	$22,047,731
None of our executive officers has ever sold shares of our common stock

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> Our Management Structure

Overview

Following our management externalization transaction (the “Externalization”), which was approved by our stockholders on May 23, 2013, we are externally managed by our Manager. Pursuant to the terms of the Management Agreement, we pay our Manager a management fee and our Manager pays all of the compensation to our management personnel (including our executive officers). The Compensation Committee annually reviews the management fee and the performance of our Manager, including the key accomplishments discussed beginning on page 2. The independent members of the Board then consider the Compensation Committee’s recommendations when determining whether to renew or amend the terms of the Management Agreement. Based on the review and factors described in more detail below, the independent members of the Board have determined that the Management Agreement continues to be in the best interests of the Company and our stockholders. For additional information, see “Certain Relationships and Related Party Transactions” and “Compensation Discussion and Analysis.”

Our Management Agreement compares favorably to the management agreements of our externally-managed peers

Management Agreement Terms

We believe that the terms and conditions of the Management Agreement compare favorably to the terms and conditions that exist between our externally-managed mortgage REIT peers and their respective managers. In particular, as illustrated by the table below, when compared to the median for the peer comparison, (i) the management fee paid to our Manager is lower as a percentage of stockholders’ equity, (ii) the term of the Management Agreement was of a shorter duration, and (iii) the Management Agreement has no termination fee, which is expressed in the table below as a multiple of trailing average annual management fees.

	Mean	Median	Min	Max	ANNALY
Agency Residential REITs
Base management fee(1)	1.13%	1.23%	0.72%	1.36%	1.05%
Initial term in years	4.5	3.0	2.0	10.0	1.5
Termination fee multiple(2)	3.3x	3.0x	3.0x	4.0x	None
Commercial REITs
Base management fee	1.50%	1.50%	1.50%	1.50%
Initial term in years(3)	5.0	3.0	1.0	20.0
Termination fee multiple(3)	2.8x	3.0x	1.0x	4.0x
Non-Agency Residential/Hybrid REITs
Base management fee	1.50%	1.50%	1.50%	1.50%
Initial term in years	2.8	3.0	1.0	3.0
Termination fee multiple(4)	3.0x	3.0x	1.0x	3.0x
Source: Public filings as of year ended December 31, 2015. All base management fees are calculated as a percentage of stockholders’ equity and all termination fees are calculated as a multiple of the average annual base management fee during the prior 24-month period, except as otherwise specified below. Agency Residential REITs represents the Agency mREIT Peers, with the exception of CYS and CMO, which are internally-managed companies; Commercial REITs represents the externally-managed commercial mortgage REITs included in the BBREMTG Index as of March 31, 2016 with market capitalization above $200mm and includes Northstar Realty Finance Corp., Blackstone Mortgage Trust, Inc., Ares Commercial Real Estate Corp., Resource Capital Corp., Apollo Commercial Real Estate Finance, Inc., Starwood Property Trust, Inc. and Newcastle Investment Corp. (“NCT”); Non-Agency Residential/Hybrid REITs represents the externally-managed non-agency residential and hybrid mortgage REITs included in the BBREMTG Index as of March 31, 2016 with market capitalization above $200mm and includes New Residential Investment Corp. (“NRZ”), Western Asset Mortgage Capital Corp., American Capital Mortgage Investment Corp., Apollo Residential Mortgage, Inc., AG Mortgage Investment Trust, Inc., PennyMac Mortgage Investment Trust (“PMT”), Invesco Mortgage Capital Inc. and Two Harbors Investment Corp.
(1)	For HTS and ARR, base management fees of 0.72% and 1.36%, respectively, are implied based on a sliding scale structure disclosed in their respective management agreements and Q4’15 balance sheets.
(2)	ARR’s termination fee is calculated using the prior 12-month period.
(3)	NCT’s termination fee is calculated using the prior 12-month period.
(4)	NRZ’s termination fee is calculated using the prior 12-month period. Pursuant to the terms of its management agreement, PMT’s termination fee is calculated as a multiple of the base management fee and a performance incentive fee. For purposes of this table, we have disregarded any impact from this performance incentive fee on PMT’s termination fee multiple.

16	Annaly Capital Management, Inc. ► 2016 Proxy Statement

Our Management Structure

Structure and Amount of the Management Fee

The Compensation Committee annually reviews both the structure of the management fee as well as the amount of such fee to determine whether they incentivize the management team to work towards the Company’s desired goals to the benefit of long-term stockholder interests. The Compensation Committee has determined that the use of a management fee formulated as a percentage of stockholders’ equity represents a responsible and prudent method of compensating the management team. In particular, in the context of a mortgage REIT that uses leverage as a key component of its business strategy, the Compensation Committee considers that providing for a contractually required payment structured as an “incentive fee” may misalign the goals of the management team from those of the stockholders. For example, an “incentive fee” based on the achievement of return thresholds may encourage the management team to seek the targeted returns by employing an excessive amount of leverage that constitutes an unacceptable risk to the Company and its capital base.

Contractually required “incentive fees” may misalign the goals of management from those of stockholders – especially at a mortgage REIT where leverage is a key component of business strategy

Moreover, the Compensation Committee believes that a management fee that is based upon stockholders’ equity, along with the stock ownership guidelines discussed on page 22, align the management team to the goals of the Company. We believe that focusing the management fee on the preservation and growth of the Company’s book value incentivizes our Manager to achieve long-term performance that protects our stockholders’ equity as realized losses decrease such equity and, ultimately, the management fee.

Additionally, for our Manager to earn a larger management fee, the stockholders’ equity of the Company would need to increase. As a result, the growth of the stockholders’ equity is an alignment between the interests of our stockholders and the management team. Further, this alignment is stronger in the REIT industry than in other businesses. REIT regulations require us to pay at least 90% of our earnings to stockholders as dividends. As a result, unlike most companies, we cannot grow our business and our book value by reinvesting our earnings. Rather, our growth in book value depends on sequential access to the capital markets. This places a unique market discipline on us since we are able to access the capital markets only if the markets believe our performance warrants it.

We also believe that our management fee structure is more favorable to our stockholders than if it were based on total assets under management, which could potentially incentivize an external manager to excessively leverage assets under management in an attempt to increase short term incentive payouts.

Continued Cost Savings Related to the Externalization

We believe that the Externalization has materially reduced the Company’s compensation-related costs. When comparing the management fees we paid for the fiscal years ended December 31, 2013, 2014, and 2015 against the estimated compensation costs (including tax costs) we would have paid for the same period if those costs remained what they were in 2012, we estimate that the Externalization has resulted in total compensation savings (calculated in accordance with GAAP) of approximately $100 million.

www.annalyannualmeeting.com	17

Our Management Structure

As illustrated by the table below, the management fee for each of 2013(1), 2014 and 2015 is significantly lower than our 2012 compensation expenses (which is represented by the dashed blue line):

Management Fee / Compensation Expense
$250,000
$200,000
$150,000
$100,000
$50,000
–
$ in thousands
2010
2011
2012
2013
2014
2015
Actual Mgmt Fee / Comp
2012 Comp
Cost Savings(2)
Externalization

(1)	Although our Manager commenced management of Annaly on July 1, 2013, our stockholders received the benefit of the compensation savings created by the Externalization for the entire 2013 calendar year pursuant to a pro forma adjustment to the 2013 management fee. We calculated a pro forma management fee, which was the management fee as if we were managed by our Manager from January 1, 2013 until July 1, 2013, and the actual amount of cash compensation paid to all of our employees from January 1, 2013 until July 1, 2013 reduced the amount of the management fee owed to our Manager.
(2)	Assumes compensation costs for each of 2013, 2014 and 2015 would have remained what they were in 2012 (the last full year prior to the Externalization).

Annual Review of Manager Performance and Management Fee Considerations

The Compensation Committee annually reviews our performance and management fee against both our historical results and our mortgage REIT peers, based on a number of metrics, including those discussed above in the “Proxy Summary” and the expense ratios discussed below.

Our Management Fee as a Percentage of Our Average Stockholders’ Equity

The Compensation Committee reviews (i) the management fee and (ii) our total operating expenses (including the management fee), as a percentage of our average stockholders’ equity. The Compensation Committee believes this ratio is an important indicator of the performance of our Manager as it measures the extent to which we operate in an economically efficient manner.

As illustrated by the following table, as a percentage of average stockholders’ equity, the management fee for 2015 is lower than the Company’s pre-Externalization peak expense ratio.

We annually review both our performance and the terms and conditions of our Management Agreement

18	Annaly Capital Management, Inc. ► 2016 Proxy Statement

Our Management Structure

Management Fee / Compensation as % of Average Stockholders' Equity
1.60%
1.50%
1.40%
1.30%
1.20%
1.10%
1.00%
0.90%
0.80%
0.70%
2010
2011
2012
2013
2014
2015
Mgmt Fee / Comp as % of Avg Stockholders' Equity
Externalization

We believe this analysis indicates that our Manager continued to preserve our capital in an economically efficient manner in 2015.

Peer Comparison of Operating Expenses as a Percentage of Average Stockholders’ Equity

Reviewing our annual total operating expenses as a percentage of average stockholders’ equity allows the Compensation Committee to compare the performance of our Manager to both our internally- and externally-managed mortgage REIT peers.

	2012	2013	2014	2015	Average
ANNALY	1.45%	1.66%	1.61%	1.58%	1.58%
Internally-Managed Peers	2.72%	3.83%	4.13%	3.84%	3.63%
Externally-Managed Peers	2.20%	2.88%	3.57%	3.75%	3.10%

Source: Company Filings, SNL and Bloomberg. Averages are market weighted based on market capitalization as of December 31st of each respective year.
Note: Internally-Managed Peers and Externally-Managed Peers represent the respective internally- and externally-managed members of the BBREMTG Index with market capitalization above $200mm as of December 31st of each respective year. The average for each excludes Annaly and companies during years in which they became public or first listed. Operating Expense is defined as: (i) for Internally-Managed Peers, the sum of compensation & benefits, general & administrative expenses and other operating expenses, and (ii) for Externally-Managed Peers, the sum of net management fees, compensation & benefits (if any), general & administrative expenses and other operating expenses.

In its review of these operating expense ratios, the Compensation Committee noted that the Company has outperformed both our internally- and externally-managed mortgage REIT peers over the last four fiscal years. In this regard, the Compensation Committee has viewed the Company’s performance as an indicator that, among other things, our Manager has managed the Company in an efficient manner with appropriately scaled operating costs (including the management fee).

We believe the Company’s performance demonstrates that our Manager has managed the Company efficiently

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> Executive Compensation

Proposal 2

Advisory Approval of Our Executive Compensation
Our Board is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters. We are providing this advisory vote pursuant to Section 14A of the Exchange Act.

As described in detail under the headings “Our Management Structure” above and “Compensation Discussion and Analysis” below, we are externally managed by our Manager pursuant to the Management Agreement between our Manager and us. Our Manager is responsible for paying all compensation expense associated with managing us and our subsidiaries. We pay our Manager a management fee, and our Manager uses the proceeds from the management fee to pay compensation to its officers and personnel, including our executive officers. Our Manager makes all decisions relating to the compensation of our officers and personnel, including our executive officers, based on such factors as our Manager may determine are appropriate. Our Compensation Committee has no authority to influence or determine how our Manager compensates our executive officers. Our Manager does not consult with or disclose to the Compensation Committee any determinations made regarding the compensation of our named executive officers, including how much such officers are paid.

Our NEOs are eligible to receive equity awards pursuant to our equity incentive plan, which is administered by the Compensation Committee. No equity awards were made to any of our NEOs in 2015. In 2015, we did not pay any compensation to our NEOs.

The Board recommends that the stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

While this vote is advisory and not binding on us, our Board and Compensation Committee value the views of our stockholders and will consider the voting results when making compensation decisions regarding our equity incentive plans.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Donnell A. Segalas (Chair)      John H. Schaefer      Jonathan D. Green      E. Wayne Nordberg

20	Annaly Capital Management, Inc. ► 2016 Proxy Statement

Executive Compensation

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised solely of the following Independent Directors: Messrs. Segalas (Chair), Green, Schaefer and Nordberg. None of them is serving or has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his service as a Director, and there are no other Compensation Committee interlocks that are required to be reported under the rules and regulations of the Exchange Act.

Named Executive Officers

Our named executive officers (“NEOs”) for 2015 are:

Name	Title
Kevin G. Keyes	Chief Executive Officer (CEO), President and Director
Wellington J. Denahan	Chairman of the Board and Executive Chairman (Former CEO)
Glenn A. Votek	Chief Financial Officer (CFO)

Compensation Discussion and Analysis

As discussed above, our Manager pays all of the compensation, including benefits, to our executive officers (who are employees of our Manager) and our Manager’s other employees. Although limited personnel (but none of our executive officers) are employed by our subsidiaries for regulatory or corporate efficiency reasons, all compensation and benefits paid to such personnel by our subsidiaries reduce, on a dollar-for-dollar basis, the management fee we pay to our Manager.

Accordingly, we did not pay any cash compensation to our executive officers, nor did we grant them any plan-based awards, for 2015. We do not provide our executive officers with pension benefits, perquisites or other personal benefits. We do not have any employment agreements with our executive officers and do not have arrangements to pay them any cash severance upon their termination or a change in control of the Company. As a result, no compensation is includable in the Summary Compensation Table for the NEOs for 2015.

Pursuant to the terms of the Management Agreement, we pay our Manager a monthly management fee equal to 1/12th of 1.05% of our stockholders’ equity, as defined in the Management Agreement, for its management services, which was approximately $150.3 million during the year ended December 31, 2015. No specific portion of the management fee is allocated to the compensation of our NEOs.

Our Manager, which is a private company that is not subject to the disclosure requirements of the SEC, has sole discretion to determine the compensation it pays to its employees, including our executive officers. Our Compensation Committee has no authority to influence or determine how our Manager compensates its employees, some of whom are our executive officers. Our Manager does not consult with or disclose to the Compensation Committee any determinations made regarding the compensation of our executive officers, including how much such officers are paid. Rather, as discussed above, the Compensation Committee is responsible for annually reviewing the performance of, and fees paid to, our Manager under the Management Agreement and for making recommendations to the independent members of the Board. For additional information, please see “Certain Relationships and Related Party Transactions” and “Our Management Structure” above.

We did not pay any cash compensation to our executive officers, nor did we grant them any plan-based awards, for 2015. We do not provide them with pension benefits, perquisites or other personal benefits.

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Executive Compensation

Consideration of “Say-on-Pay” Voting Results

At our 2015 annual meeting of stockholders, we submitted a non-binding advisory vote on the fiscal year 2014 compensation of our NEOs (commonly known as a “Say-on-Pay” vote) for the consideration of our stockholders. The Compensation Committee reviewed the results of this Say-on-Pay vote, which received support from approximately 94% of the votes cast.

As discussed above, in 2015, we paid our Manager a management fee, and the Manager paid all of the compensation of our NEOs. Although our NEOs are eligible to receive equity awards pursuant to our equity incentive plan administered by the Compensation Committee, no such awards were granted to any of our NEOs in 2015.

The Compensation Committee and the rest of our Board will continue to consider the outcome of future Say-on-Pay votes, as well as stockholder feedback received throughout the year, when making compensation decisions regarding any plan-based awards under our equity incentive plan. Stockholders are invited to express their views to the Compensation Committee as described under “Communications with the Board.”

Executive Compensation Policies

Clawback for the Management Fee

Pursuant to the 2016 amendment and restatement of the management agreement, the Company will seek, and be entitled to receive, reimbursement from our Manager if the Board determines that a computation error (regardless of the reason for or amount of such error) resulted in the overpayment of a management fee to our Manager.

Stock Ownership Guidelines for Certain Employees

To align the interests of the employees of our Manager with those of our stockholders, the Board has instituted expanded stock ownership guidelines for certain employees and Manager personnel, including our NEOs. In 2016, our Board approved revising our existing stock ownership guidelines to require stock ownership as follows:

Position	Number of Individuals	Required Ownership of Annaly Stock	Timeframe to Meet Guideline
Chief Executive Officer	1	$10,000,000	3 years
Executive Chairman	1	Maintain current holdings(1)	N/A
Chief Legal Officer	1	$4,500,000	July 1, 2016
Other Operating Committee Members	7	30% of Annual Total Compensation	5 years
Managing Directors	20	20% of Annual Total Compensation	5 years
Director-Level Employees	33	10% of Annual Total Compensation	5 years
Total	63
(1)	Ms. Denahan held 1,673,134 shares of our common stock as of March 31, 2016.

These stock ownership guidelines apply to more than 40% of our employees and Manager personnel. As of March 31, 2016, all such individuals either met or, within the applicable period, are expected to meet the stock ownership guidelines.

In 2016, we adopted a clawback policy, expansive stock ownership guidelines and a four-year stock holding period requirement

22	Annaly Capital Management, Inc. ► 2016 Proxy Statement

Executive Compensation

Stock Holding Period

Under a policy adopted by the Compensation Committee in 2016, our employees and Manager personnel (including our executive officers) are required to hold for a period of four years the net after-tax shares of Company stock they receive through stock option exercises or vesting of equity incentive awards.

Prohibition on Hedging Company Securities

We have a policy prohibiting our employees and Manager personnel (including our executive officers) from engaging in any hedging transactions with respect to our equity securities held by them, which includes the purchase of any financial instrument (including forward contracts and zero cost collars) designed to hedge or offset any decrease in the market value of our equity securities.

Prohibition on Pledging Company Securities

In 2016, we adopted a policy prohibiting our employees and Manager personnel (including our executive officers) from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Risks Related to Compensation Policies and Practices

In 2015, the Board reviewed its risk assessment of the Company’s compensation policies and practices applicable to the Company’s equity incentive plans with the Compensation Committee. Following this annual review, the Compensation Committee determined that these compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

In 2016, we adopted a policy prohibiting the pledging of Company securities. We also have an anti-hedging policy in place.

Executive Compensation Tables

Summary Compensation Table

The table below sets forth the total compensation we paid to our NEOs with respect to the years ended December 31, 2015, December 31, 2014 and December 31, 2013.

			All Other
Name and Principal Position(1)	Year	Salary($)	Compensation($)	Total($)
Kevin G. Keyes Chief Executive Officer and President	2015	–	–	–
	2014	–	–	–
	2013	375,000	3,448	378,448
Glenn A. Votek Chief Financial Officer	2015	–	–	–
	2014	–	–	–
	2013	91,346	48	91,394
Wellington J. Denahan Executive Chairman and former Chief Executive Officer	2015	–	–	–
	2014	–	–	–
	2013	1,500,000	5,148	1,505,148
(1)	Amounts for 2013 reflect compensation that we paid to our NEOs prior to the time we became externally managed by our Manager. See “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards

We did not grant our NEOs any plan based awards in 2015.

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Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about Ms. Denahan’s outstanding equity awards at December 31, 2015. Neither Mr. Keyes nor Mr. Votek had outstanding equity awards at December 31, 2015.

	Number of		Equity Incentive Plan
	Securities		Awards: Number of
	Underlying	Number of Securities	Securities Underlying
	Unexercised	Underlying	Unexercised	Option	Option
	Options	Unexercised Options	Unearned	Exercise	Expiration
Name	Exercisable(#)(1)	Unexercisable(#)	Options(#)	Price($)	Date
Wellington J. Denahan	150,000	–	–	15.70	5/17/17
	200,000	–	–	16.46	5/8/18
	200,000	–	–	15.61	9/19/18
(1)	All options listed above vested beginning on the first anniversary of date of grant at a rate of 25% per year over the first four years of the ten-year option term.

Options Exercised and Stock Vested

No options were exercised and no stock vested for our NEOs during 2015.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide our NEOs any benefits pursuant to defined benefit plans and nonqualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

We are not responsible for any amounts payable or any additional vesting of outstanding equity awards for any termination of service by any of our NEOs. No amounts would have been payable by us to any of our NEOs upon a change in control as of December 31, 2015.

24	Annaly Capital Management, Inc. ► 2016 Proxy Statement

> Audit Committee Matters

Proposal 3

Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. Our Audit Committee has appointed Ernst & Young LLP ("Ernst & Young" or "E&Y") to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and stockholders are asked to ratify the selection at the Annual Meeting. Ernst & Young has served as our independent registered public accounting firm since 2012. In appointing Ernst & Young, the Audit Committee considered a number of factors, including Ernst & Young’s independence, objectivity, level of service, industry knowledge, technical expertise, and tenure as our independent auditor. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, our Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2016.

Report of The Audit Committee

The Audit Committee has reviewed and discussed our audited financial statements with management and with Ernst & Young, our independent auditors for 2015.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received from Ernst & Young the written statements required by Public Company Accounting Oversight Board (PCAOB) Rule No. 3526, “Communications with Audit Committees Concerning Independence,” and has discussed Ernst & Young’s independence with Ernst & Young.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the Audit Committee has recommended to our Board, and our Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent auditors

The foregoing report has been furnished by the Audit Committee:

Kevin P. Brady (Chair)      Francine J. Bovich      Michael Haylon      John H. Schaefer

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Audit Committee Matters

Relationship with Independent Registered Public Accounting Firm

The aggregate fees billed for 2015 and 2014 by E&Y for each of the following categories of services are set forth below:

Service Category	2015	2014(1)
Audit	$2,129,350	$2,081,800
Audit-Related	127,500	75,000
Tax	238,310	96,070
All Other	–	–
Total	$2,495,160	$2,252,870
(1)	For 2014, $232,300 that was included in “Audit-Related” fees and $23,000 that was included in “All Other” fees previously disclosed in our 2015 proxy statement have been reclassified to “Audit” fees. Also for 2014, $75,000 that was included in “All Other” fees has been reclassified to “Audit-Related” fees. In addition, “Audit” fees for 2014 have been revised to include additional fees billed by E&Y related to our 2014 audit.

Audit fees primarily relate to integrated audits of our annual consolidated financial statements and internal control over financial reporting under Sarbanes-Oxley Section 404, reviews of our quarterly consolidated financial statements, audits of our subsidiaries’ financial statements and comfort letters and consents related to SEC registration statements.

Audit-Related fees are primarily for assurance and related services that are traditionally performed by the independent registered public accounting firm and include due diligence and accounting consultations.

Tax fees are primarily for preparation of tax returns and compliance services and tax consultations.

All Other fees are for those services not described in one of the other categories.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by our independent registered public accounting firm. The Audit Committee retained E&Y to provide certain non-audit services in 2015. Specifically, the Audit Committee pre-approved the use of E&Y for the following categories of non-audit services:

►	SEC filings, including comfort letters, consents and comment letters
►	accounting consultations on matters addressed during the audit or interim reviews
►	review, including the issuance of a comfort letter, relating to commercial asset securitizations
►	tax compliance and consultations

We understand the need for E&Y to maintain objectivity and independence as the auditor of our financial statements and our internal control over financial reporting. The Audit Committee requires the lead E&Y partner assigned to our audit to be rotated at least every five years, and we expect that the Audit Committee and its chair will be involved in selecting each new lead audit partner. Our Audit Committee approved the hiring of E&Y to provide all of the services detailed above prior to such independent registered public accounting firm’s engagement. None of the services related to the Audit-Related Fees described above was approved by the Audit Committee pursuant to a waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee requires the lead audit partner to be rotated every five years and will be involved in selecting each new lead audit partner

26	Annaly Capital Management, Inc. ► 2016 Proxy Statement

> Stock Ownership Information

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 29, 2016 relating to the beneficial ownership of our common stock by (i) each NEO, (ii) each Director, (iii) all of our executive officers and Directors as a group, and (iv) all persons that we know beneficially own more than 5% of our outstanding common stock. Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act.

	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership(2)	Percent of Class(3)
Kevin G. Keyes	609,080	*
Wellington J. Denahan	2,223,134	*
Glenn A. Votek	53,059	*
Kevin P. Brady(4)	228,810	*
Jonathan D. Green	179,643	*
Michael Haylon	118,893	*
Donnell A. Segalas	194,060	*
E. Wayne Nordberg(5)	196,143	*
John H. Schaefer	75,171	*
Francine J. Bovich	28,548	*
All executive officers and Directors as a group (11 people)	4,375,640	*
BlackRock, Inc.(6)	73,835,633	8.0%
The Vanguard Group, Inc.(7)	63,028,900	6.8%
*Represents beneficial ownership of less than one percent of the common stock.
(1)	The business address of each Director and NEO is c/o Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, NY 10036. To the best of our knowledge, each stockholder listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder.
(2)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person, or such group of persons, has the right to acquire within 60 days of the date of determination. In light of the nature of vested options, we have also included shares of common stock underlying vested options. The shares of common stock underlying vested options included in the above table are as follows: Wellington J. Denahan 550,000 shares; Kevin P. Brady 45,000 shares; Jonathan D. Green 92,500 shares; Michael Haylon 77,500 shares; Donnell A. Segalas 80,000 shares; E. Wayne Nordberg 92,500 shares; and all executive officers and Directors as a group (11 persons) 1,083,500 shares. In addition, we have included DSUs in the above table, which are as follows: Kevin P. Brady 37,910 DSUs; Jonathan D. Green 41,393 DSUs; Michael Haylon 41,393 DSUs; Donnell A. Segalas 37,910 DSUs; E. Wayne Nordberg 41,393 DSUs; John H. Schaefer 27,293 DSUs; and Francine J. Bovich 28,548 DSUs.
(3)	For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or group of persons has the right to acquire within 60 days, including vested options, are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the class owned by such person or group of persons, but are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by any other person or group of persons.
(4)	Includes: (i) 48,750 shares owned by the Kevin P. Brady Family Trust, (ii) 42,500 shares owned by Mr. Brady’s wife, (iii) 1,500 shares owned by Mr. Brady’s daughter, and (iv) 9,000 shares owned by Mr. Brady’s mother. Mr. Brady disclaims beneficial ownership of these 101,750 shares.
(5)	Includes: (i) 10,000 shares owned by the Olivia Nordberg Trust and (ii) 9,000 shares owned by Mr. Nordberg’s spouse.
(6)	BlackRock, Inc., 55 East 52nd Street, New York, NY 10022, as a parent holding company or control person of certain named funds (“BlackRock”), filed a Schedule 13G/A on February 10, 2016 reporting, as of December 31, 2015, beneficially owning 73,835,633 shares of common stock with the sole power to vote or to direct the vote of 66,970,019 shares of common stock, the shared power to vote or to direct the vote of zero shares of common stock, the sole power to dispose or to direct the disposition of 73,835,633 shares of common stock and the shared power to dispose or to direct the disposition of zero shares of common stock. This information is based solely on information contained in the Schedule 13G/A filed by Blackrock.
(7)	The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, as a parent holding company or control person of certain named funds (“Vanguard”), filed a Schedule 13G/A on February 12, 2016 reporting, as of December 31, 2015, beneficially owning 63,028,900 shares of common stock with the sole power to vote or to direct the vote of 940,554 shares of common stock, the shared power to vote or to direct the vote of zero shares of common stock, the sole power to dispose or to direct the disposition of 62,033,919 shares of common stock and the shared power to dispose or to direct the disposition of 994,981 shares of common stock. This information is based solely on information contained in the Schedule 13G/A filed by Vanguard.

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Stock Ownership Information

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that based solely on our review of the reports filed during the fiscal year ended December 31, 2015 and on the written representations of those filing reports, all filing requirements under Section 16(a) of the Exchange Act, as amended, applicable to our executive officers, Directors and beneficial owners of more than ten percent of our common stock were complied with on a timely basis, except that the Statements of Changes in Beneficial Ownership of Securities on Form 4 were not timely filed to report the acquisition of DSUs on May 21, 2015 by each of our Independent Directors (and, in the case of Mr. Brady only, the conversion of previously granted DSUs into common shares and the acquisition of such common shares by Mr. Brady on May 22, 2015) and were filed on June 2, 2015. The Company files the required reports on behalf of its executive officers and Directors.

28	Annaly Capital Management, Inc. ► 2016 Proxy Statement

> Other Information

Access to Form 10-K

On written request, we will provide without charge to each record or beneficial holder of our common stock as of March 29, 2016 (the “Record Date”) a copy of our annual report on Form 10-K for the year ended December 31, 2015, as filed with the SEC. You should address your request to Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, NY 10036 or email your request to us at investor@annaly.com.

You may also access such report on our website, www.annaly.com, under “Investors - SEC Filings.”

Stockholder Proposals

Any stockholder intending to present a proposal at our 2017 annual meeting of stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 13, 2016.

Pursuant to our Amended and Restated Bylaws ("Bylaws"), any stockholder intending to nominate a Director or present a proposal at an annual meeting of our stockholders, that is not intended to be included in the proxy statement for such annual meeting, must notify us in writing not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2017 annual meeting of stockholders must notify us in writing of such proposal by December 13, 2016, but in no event earlier than November 13, 2016.

Any such nomination or proposal should be sent to Secretary, Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, NY 10036 and, to the extent applicable, must include the information required by our Bylaws.

Other Matters

As of the date of this proxy statement, the Board does not know of any matter that will be presented for consideration at the Annual Meeting other than as described in this proxy statement.

Questions and Answers about the Annual Meeting

Q:	When and where is the Annual Meeting?
A:	The Annual Meeting will be held on Thursday, May 26, 2016 at 9:00 a.m. (Eastern Time) at the Warwick Hotel, 65 West 54th Street, New York, NY 10019.

Q:	Who is entitled to vote at the Annual Meeting?
A:	Only common stockholders of record as of the close of business on the Record Date (March 29, 2016) are entitled to vote at the Annual Meeting.

Q:	What quorum is required for the Annual Meeting?
A:	A quorum will be present at the Annual Meeting if a majority of the votes entitled to be cast are present, in person or by proxy. Since there were 924,853,133 outstanding shares of common stock, each entitled to one vote per share, as of the Record Date, we will need at least 462,426,567 votes present in person or by proxy at the Annual Meeting for a quorum to exist. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to solicit additional proxies.

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Other Information

Q:	What are the voting requirements that apply to the proposals discussed in this proxy statement?
A:
		Vote	Discretionary Voting
Proposal		Required	Allowed?
(1)	Election of Directors	Majority	No
(2)	Advisory approval of our executive compensation	Majority	No
(3)	Ratification of the appointment of Ernst & Young	Majority	Yes

“Majority” means (a) with regard to an uncontested election of Directors, the affirmative vote of a majority of all the votes cast on the election of each Director; provided, however, that in a contested election of Directors where the number of nominees exceeds the number of Directors to be elected, the Directors shall be elected by a plurality of the votes cast; and (b) with regard to the advisory approval of our executive compensation and the ratification of the appointment of Ernst & Young, a majority of the votes cast at the Annual Meeting.

“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the NYSE permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted under the NYSE rules to vote the beneficial owner’s shares on a proposal, and there is at least one other proposal on which discretionary voting is allowed, the affected shares are referred to as broker “non-votes.”

Q:	What is the effect of abstentions and broker “non-votes”?
A:

Abstentions and broker “non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Abstentions and broker non-votes, if any, will have no effect on any of the proposals submitted at the Annual Meeting.

Q:	How will my shares be voted if I do not specify how they should be voted?
A:	Properly executed proxies that do not contain voting instructions will be voted as follows:

(1) Proposal No. 1: FOR the election of Directors;

(2) Proposal No. 2: FOR the approval, on a non-binding basis, of our executive compensation; and

(3) Proposal No. 3: FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm.

The Company officers you appoint as proxies may vote for one or more adjournments of the Annual Meeting, including adjournments to permit further solicitations of proxies.

We do not expect that any matter other than the proposals described above will be brought before the Annual Meeting. If, however, other matters are properly presented at the Annual Meeting, the Company officers appointed as proxies will vote in accordance with the recommendation of our Board.

Q:	What do I do if I want to change my vote?
A:	You may revoke a proxy at any time before it is voted by filing with us a duly executed revocation of proxy, by submitting a duly executed proxy to us with a later date or by appearing at the Annual Meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the Annual Meeting without voting will not itself revoke a proxy.

30	Annaly Capital Management, Inc. ► 2016 Proxy Statement

Other Information

Q:	How will voting on any other business be conducted?
A:	Other than the three proposals described in this proxy statement, we know of no other business to be considered at the Annual Meeting. If any other matters are properly presented at the meeting, your signed proxy card authorizes Kevin G. Keyes, our Chief Executive Officer and President, and R. Nicholas Singh, our Secretary, to vote on those matters according to their best judgment.

Q:	Who will count the vote?
A:	Representatives of Broadridge Financial Solutions, Inc., the independent Inspector of Elections, will count the votes.

Q:	Who can attend the Annual Meeting?
A:	All stockholders of record as of the Record Date can attend the Annual Meeting, although seating is limited. If your shares are held through a broker and you would like to attend, please either (1) write us at Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, NY 10036 or email us at investor@annaly.com, or (2) bring a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker) to the Annual Meeting.

In addition, you must bring a valid, government-issued photo identification, such as a driver’s license or a passport. If you plan to attend the Annual Meeting, please check the box on your proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet. In addition, if you are a record holder of common stock, your name is subject to verification against the list of our record holders on the Record Date prior to being admitted to the Annual Meeting. If you are not a record holder but hold shares in street name, that is, with a broker, dealer, bank or other financial institution that serves as your nominee, you should be prepared to provide proof of beneficial ownership on the Record Date, or similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the Annual Meeting.

Security measures will be in place at the Annual Meeting to help ensure the safety of attendees. Metal detectors similar to those used in airports may be located at the entrance to the meeting room and briefcases, handbags and packages may be inspected. No cameras or recording devices of any kind, or signs, placards, banners or similar materials, may be brought into the Annual Meeting. Anyone who refuses to comply with these requirements will not be admitted.

Q:	How do I inspect the list of stockholders of record?
A:	A complete list of our common stockholders of record entitled to vote at the Annual Meeting will be available for inspection during the 10 business days prior to the Annual Meeting at our executive offices during ordinary business hours for proper purposes.

Q:	How will we solicit proxies for the Annual Meeting?
A:	The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of mail, but our Directors, executive officers and employees, who will not be specially compensated, may solicit proxies from our stockholders by telephone, facsimile or other electronic means or in person. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in the solicitation of proxies in connection with the Annual Meeting. We will pay Innisfree a fee of $15,000 for its services. In addition, we may pay Innisfree additional fees depending on the extent of additional services requested by us and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by us. In addition to the fees paid to Innisfree, we will pay all other costs of soliciting proxies.

Stockholders have the option to vote over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and access charges for which you will be responsible.

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Other Information

Q:	What is “Householding” and does Annaly do this?
A:	"Householding" is a procedure approved by the SEC under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of a company’s proxy statement and annual report from a company, bank, broker or other intermediary, unless one or more of these stockholders notifies the company, bank, broker or other intermediary that they wish to continue to receive individual copies. We engage in this practice as it reduces our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may request it orally or in writing by contacting us at Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, NY 10036, Attention: Investor Relations, by emailing us at investor@annaly.com, or by calling us at 212-696-0100, and we will promptly deliver the requested annual report or proxy statement. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the bank, broker or other nominee.

Q:	Could the Annual Meeting be postponed or adjourned?
A:	If a quorum is not present or represented, our Bylaws permit the chairman of the meeting to postpone or adjourn the Annual Meeting, without notice other than an announcement.

Q:	Who can help answer my questions?
A:	If you have any questions or need assistance voting your shares or if you need copies of this proxy statement or the proxy card, you should contact:

Annaly Capital Management, Inc.
1211 Avenue of the Americas
New York, NY 10036
Phone: 1-888-8 ANNALY
Facsimile: (212) 696-9809
Email: investor@annaly.com
Attention: Investor Relations

Our principal executive offices are located at the address above.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the NYSE, which is located at 20 Broad Street, New York, NY 10005.

Our website is www.annaly.com. We make available on this website under “Investors - SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

32	Annaly Capital Management, Inc. ► 2016 Proxy Statement

ANNALY CAPITAL MANAGEMENT, INC. 1211 AVE. OF THE AMERICAS NEW YORK, NY 10036 ATTN: GLENN A. VOTEK
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees	For	Against	Abstain

1a	Kevin G. Keyes	⬜	⬜	⬜

1b	Kevin P. Brady	⬜	⬜	⬜

1c	E. Wayne Nordberg	⬜	⬜	⬜

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain

2.	Advisory approval of the company's executive compensation.	⬜	⬜	⬜

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.	⬜	⬜	⬜

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
		Yes	No

Please indicate if you plan to attend this meeting		⬜	⬜

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annaly Capital Management, Inc. 1211 Avenue of the Americas, New York, NY 10036

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2015 ANNUAL REPORT TO STOCKHOLDERS and 2016 NOTICE & PROXY STATEMENT are available at www.proxyvote.com

Annaly Capital Management, Inc.
Annual Meeting of Stockholders
May 26, 2016
This proxy is solicited by the Board of Directors

Revoking all prior proxies, the undersigned hereby appoints Kevin G. Keyes and R. Nicholas Singh, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Common Stock, par value $.01 per share, of Annaly Capital Management, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Warwick Hotel, 65 West 54th Street, New York, New York 10019, commencing at 9:00 a.m., New York time, on Thursday, May 26, 2016, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

The Shares represented by this proxy when properly executed, will be voted as directed. If no directions are given, this proxy will be voted in accordance with the Board of Directors' recommendations as listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting.

Continued and to be signed on reverse side